Exhibit 99.1

News Release

Contacts:

Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

Honeywell Completes sale of its Consumer
Products Group Business to Rank Group Limited

Divestiture Consistent with Honeywell’s Focus on High Growth, Global Technologies

            MORRIS TOWNSHIP, N.J., July 29, 2011 –Honeywell (NYSE: HON) today announced it has completed the sale of its Consumer Products Group (CPG) business to Rank Group Limited in a cash transaction valued at approximately $950 million.

The CPG business includes four leading consumer automotive brands: FRAM® filters, Prestone® antifreeze, Autolite® spark plugs, and Holts® car care products. CPG had reported 2010 sales of approximately $1 billion within Honeywell’s Transportation Systems segment.

Rank Group is a New Zealand-based private company which invests across a variety of industries and aims to build and grow leading global businesses, including Reynolds Group Holdings, one of the largest packaging companies in the world.

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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